Exhibit 10.3

NUVASIVE, INC.

AMENDED AND RESTATED EXECUTIVE SEVERANCE PLAN

I.INTRODUCTION

NuVasive, Inc. (“NuVasive” or the “Company”) hereby adopts the Amended and Restated NuVasive, Inc. Executive Severance Plan and Summary Plan Description as set forth herein (the “Plan”), to provide severance benefits to eligible executives of NuVasive whose employment is terminated involuntarily under certain circumstances.  The Plan is effective as of July 26, 2017, and supersedes any and all other severance plans, policies or practices and all prior versions of this Plan.  All benefit determinations under the Plan and interpretation of Plan provisions will be made by NuVasive (or its designee) in its sole discretion as Plan Administrator.  The Plan is described in further detail below.

II.ELIGIBILITY

Any NuVasive executive  who (1) was employed by NuVasive in a position designated by the Company at a level of Band 11 or Band 12 on June 1, 2017, and is working in such a position at the time of termination of employment, or (2) is working in a position designated by the Company at a level of Band 13 or above (hereinafter referred to as “executive”), and whose employment is involuntarily terminated by the Company is eligible for severance benefits described in Section III of this Plan, PROVIDED each of the following requirements is met:

A.The termination of employment is involuntary.

With respect to the Chief Executive Officer of NuVasive as of the effective date of this Plan, if such officer terminates his employment within ninety (90) days after the Board of Directors of NuVasive (the “Board”) fails to nominate him for election as a member of the Board, the termination of his employment shall be treated as involuntary.

B.The termination is not due to retirement, death or disability of the executive.

C.The termination of employment is not for “cause”.  For purposes of the Plan, “cause” shall mean the following:

1.executive’s repeated failure to satisfactorily perform executive’s job duties;

2.refusal or failure to follow the lawful directions of executive’s direct supervisor, the Company’s Chief Executive Officer or the Board, as applicable;

3.conviction of a crime involving moral turpitude; or

4.engaging in acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of the executive with respect to his/her obligations or otherwise relating to the business of NuVasive, its affiliates or customers.

With respect to the Chief Executive Officer of NuVasive as of the effective date of this Plan, such officer must be provided a period of at least sixty (60) days following receipt of written notice outlining with specificity all facts or omissions that the Company alleges give rise to a termination for cause pursuant to Section II, C.1 or C.2 above, during which period he may effect a cure of any curable actions or omissions forming the basis for the termination for cause.

NuVasive, as Plan Administrator, will, in its sole discretion, determine if a termination of employment is for “cause”.

D.The executive is not a temporary employee or a new hire who has not yet started to work on a regular, full-time or part-time basis (as applicable).

E.The executive is not covered under any other severance-type plan, policy, arrangement or agreement that provides severance benefits more favorable in the aggregate to those provided herein.  If any such plan, policy, arrangement or agreement exists, the executive will receive payments and benefits pursuant to that plan, policy, arrangement or agreement and shall not receive any of the severance benefits described herein.  In no case will the executive receive severance benefits under any other such severance-type plan, policy, arrangement or agreement and this Plan.

F.In the event that an executive is party to a Change in Control Agreement with NuVasive that also provides for severance benefits upon a termination of employment in connection with  a “Change in Control” (as defined therein), the executive shall not receive benefits under this Plan as a result of such termination of employment, but instead shall receive only the severance benefits provided under such Change in Control Agreement (i.e., there shall be no “double-dipping and only the Change in Control Agreement shall apply in such an event).

G.The executive has not agreed in writing to waive severance benefits under this Plan or otherwise payable from NuVasive.

H.The executive (or, in the event of the executive’s death or incapacity, the executive’s executor, representative or guardian, as applicable) signs a separation agreement which includes post-termination restrictive covenants, clawback provisions, and a general release of all claims, all in such form and with such provisions as the Company may from time-to-time require (“Separation Agreement”), and the Separation Agreement is not revoked and becomes effective no later than sixtieth (60th) day following the executive’s termination of employment. The terms and conditions of the Separation Agreement are hereby incorporated into and shall be part of the Plan.

I.The executive has returned all NuVasive property and equipment that was assigned to, or taken general control of by, her or him during his or her tenure with NuVasive.

A terminated executive must satisfy all of the requirements set forth above and comply with the restrictive covenants in the Separation Agreement in order to receive and retain severance benefits under the Plan.  Eligibility to receive and retain severance benefits under the Plan will be determined by NuVasive.  NuVasive has full power and authority to interpret the provisions of the Plan, including the Separation Agreement which is part of the Plan, and render all decisions on Plan benefits.

III.SEVERANCE BENEFITS

A.Severance Pay and Benefits.  The following severance pay and benefits are payable under this Plan:

1)Severance Pay.  The severance pay provided to an eligible involuntarily terminated executive under this Plan consists of:

(a) for the Chief Executive Officer, an aggregate amount equal to the sum of (i) two times (2x) the sum of (x) his or her regular annual base salary and (y) his or her target annual cash incentive bonus in effect for calendar year in which the involuntary termination of employment occurs plus (ii) an  amount equal to the after-tax cost of health benefits for a period of two (2) years from the date of termination of employment, which aggregate amount shall be paid in substantially equal installments over a period of two (2) years in accordance with the Company’s regular payroll practices; and

(b) for any eligible executive other than the Chief Executive Officer, an aggregate amount equal to the sum of (i) one times (1x) his or her regular annual base salary plus (ii) an amount equal to the after-tax cost of health benefits for a period of one (1) year from the date of termination of employment, which aggregate amount shall be paid in substantially equal installments over a period of one (1) year in accordance with the Company’s regular payroll practices.

The amount of severance pay to an eligible executive shall be based upon the executive’s regular annual base salary in effect immediately before executive’s termination of employment, determined without regard to any overtime, bonuses, fringe benefits, reimbursements or other irregular payments.  The executive’s general release of all claims in the Separation Agreement must be effective on or before the sixtieth (60th) day following the executive’s termination of employment in order for executive to receive any severance pay or benefits under the Plan.  Severance pay installments will commence on the sixtieth (60th) day following the executive’s termination of employment (or as soon as administratively practicable after such sixtieth (60th) day).

2)Annual Cash Incentive Bonus.  A pro-rated amount (measuring the number of days from January 1st to the date of involuntary termination of employment as the numerator and 365 as the denominator) of the annual cash incentive bonus for the year in which the involuntary termination of employment occurs, determined based on actual performance for relevant performance period for the Chief Executive Officer and determined based on the lesser of target or actual performance for relevant performance period for each other executive, which amount shall be paid in a lump sum cash payment no later than the fifteenth (15th) day of the third (3rd) calendar month following the end of the performance period.

3)Outplacement Services.  NuVasive will provide outplacement assistance through a designated service provider to eligible executives.  At the time of applicable severance, NuVasive will present the eligible executive with the outplacement assistance option(s) available under NuVasive’s customary coverage arrangements and the eligible executive can choose which of the option(s) he or she will elect to enlist, if any. In no event shall an eligible executive receive cash or other severance benefits in lieu of outplacement assistance.

4)After-tax Cost of Health Benefits.  The after-tax cost of health benefits for purposes of Section III.A.1) of this Plan shall be an amount equal to (a) 229.56% multiplied by (b) the total cost of the projected premiums for group medical, dental and vision insurance coverage (the “Health Benefits”) for the applicable period following termination of employment specified in Section III.A.1), based on the projected premium rates for such period for continuation coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), determined, in all cases, as of the date of the termination of employment (i) based on the NuVasive plans in which the executive participates and the level of the executive’s health benefits coverage as of immediately preceding the date of termination of employment, and (ii) assuming, to the extent applicable, an increase of four percent (4%) in the applicable COBRA premium rates at the beginning of each calendar year during the applicable period following termination of employment specified in Section III.A.1), from those in effect as of the end of the previous calendar year.

B.No Separate Fund.  All severance benefits payable under the Plan are payable from NuVasive’s general assets.  There is no separate trust or fund established for the payment of severance benefits under the Plan.  All amounts shall be less all appropriate deductions, including federal, state and local withholding taxes.

C.Additional Benefits.  NuVasive reserves the right to pay benefits in addition to those required by the Plan based on special circumstances.  Any exception will be considered unique and shall not be precedent-setting.  Payment of additional amounts or provision of additional benefits will be subject to such terms and conditions as NuVasive may determine.  Any and all such determinations shall be made by NuVasive in its sole and absolute discretion.

D.Section 409A.

1.It is the intent of this Plan that the payments and benefits provided are exempt from or comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and should be interpreted and construed in such a manner.

2.“Termination of employment”, “resignation”, “separation from service”, or correlative phrases or terms, as used in this Plan means, for purposes of any payments under this Plan have the same meaning as “separation from service” as defined in Section 409A of the Code.

3.If a payment obligation under this Plan arises on account of the executive’s separation from service while the executive is a “specified employee” (as defined under section 409A of the Code and determined in good faith by the Compensation Committee), any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within six (6) months after such separation from service shall accrue with interest and shall be paid within 15 days after the end of the six-month period beginning on the date of such separation from service or, if earlier, within 15 days after the appointment of the personal representative or executor of the executive’s estate following his or her death.  For purposes of the preceding sentence, interest shall accrue at the six (6)-month Libor rate.

4.Each payment and benefit payable under this Plan, and each other benefit required to be aggregated with the payment and benefits under this Plan pursuant to section 409A of the Code, is hereby designated as a separate payment, as provided in Treasury Regulation Section 1.409A-2(b)(2)(iii), and will not collectively be treated as a single payment.

IV.CLAIMS PROCEDURE

Severance benefits under this Plan will automatically be paid to executives who qualify for such benefits.  An executive who believes that he or she is entitled to severance benefits under this Plan that have not been provided must file a written claim with NuVasive’s Human Resources Department within 120 days of the date on which he or she believes such severance benefits should have commenced, or if benefits have commenced and are terminated, within 120 days of the date on which benefits terminated.  If the claim is denied, NuVasive shall provide written notice of such denial to the petitioning executive within 90 days (180 days if additional processing time is required) of its initial receipt of the claim.  Such notice will include an explanation of the factors on which the denial is based (including specific reasons for the denial and specific references to Plan provisions) and what, if any, additional information is needed to support the claim or to request a review of the decision.  Further review of the claim and access to relevant Plan information may be obtained by filing a written request for review with the Human Resources Department within 90 days of receiving the denial.  The decision on review will be made no later than 60 days (120 days if additional processing time is required) after the request for review is received and shall contain an explanation of the right to file suit under ERISA Section 502(a) with respect to a claim denied upon such review.

V.STATEMENT OF RIGHTS ERISA

The Plan is an employee benefit plan subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).  The following statement is required by ERISA:

ERISA provides that all employees who may become eligible for benefits under the Plan shall be entitled to:

A.	Examine, without charge, at NuVasive’s offices all documents relating to the Plan.
B.	Obtain copies of all documents relating to the Plan upon written request. A reasonable charge may be imposed for the copies.

In addition to creating rights for employees, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan.  These people, called “fiduciaries” of the plan, have a duty to act prudently and in the interest of all employees.  No one, including NuVasive, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA.  If your claim for a benefit is denied in whole or in part, you must receive a written explanation of the reason for the denial.  You have the right to have NuVasive review and reconsider your claim.  Under ERISA, there are steps you can take to enforce the above rights.  For instance, if you request materials from NuVasive and do not receive them within 30 days, you may file a suit in federal court and the court may require NuVasive to provide the materials and pay you a penalty of up to $110 per day until you receive the materials, unless the materials were not sent because of reasons beyond the control of NuVasive.  If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court.  If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court.  The court will decide who should pay court costs and legal fees.  If you are successful, the court may order the person you have sued to pay these costs and fees.  If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.  If you have any questions about the Plan, you should contact

NuVasive (Human Resources).  If you have any questions about this statement or about your rights under ERISA, you should contact the nearest Area Office of the Employee Benefits Security Administration, U.S. Department of Labor listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, NW, Washington, D.C.  20210.

VI.AMENDMENT AND TERMINATION

NuVasive, by action of its Board or Compensation Committee of the Board, reserves the right to terminate or amend the Plan at any time and in any manner in its sole discretion.  No executive shall have any vested interest in severance benefits payable under this Plan prior to satisfying all of the terms and conditions for payment of benefits under this Plan.

VII.EMPLOYMENT RIGHTS

Nothing in this Plan shall have any effect on NuVasive’s right to terminate an executive, with or without cause, at any time (subject to the terms of any written employment contract between the executive and NuVasive).  The payment of severance benefits under this Plan does not extend an executive’s term of employment.

VIII.NON-ALIENATION OF BENEFITS

No benefit under the Plan may be assigned, transferred, pledged as security for indebtedness or otherwise encumbered by any eligible executive or subject to any legal process for the payment of any claim against an eligible executive.

IX.GOVERNING LAW

This Plan shall be governed by and construed in accordance with the laws of the State of California to the extent such laws are not preempted by ERISA.

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